Exhibit 10.1

Certain identified information marked as [****] has been excluded from this exhibit because it both (i) is not material and (ii) is the type that the Company treats as private or confidential.

License Agreement

Between

Napo Pharmaceuticals, Inc.,

Woodward Specialty LLC,

and

solely for the purposes of section 4.1 and Article 6, Jaguar Health, Inc., d/b/a Jaguar Animal health

and

solely for the purposes of section 5.2, Future Pak, LLC

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into and made effective as of the date of the latest dated signature on the signature page below (the “Effective Date”) by and between Woodward Specialty LLC, a limited liability company organized under the laws of Puerto Rico, having its principal place of business at Metro Medical Center Local B, Suite 1001, Bayamon, Puerto Rico 00959 (“Licensee”), and Napo Pharmaceuticals, Inc., a corporation organized under the laws of Delaware, having offices at 200 Pine Street, Suite 400, San Francisco, CA 94104 (“Napo”), and, solely for the purposes of Section 4.1 and Article 6, Jaguar Health, Inc. d/b/a Jaguar Animal Health, a corporation organized under the laws of Delaware, having offices at 200 Pine Street, Suite 400, San Francisco, CA 94104 (“Jaguar”) and, solely for the purposes of Section 5.2, Future Pak, LLC, a Michigan limited liability company (“Future Pak”). Licensee and Napo are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

Whereas, Napo, which is a wholly-owned subsidiary of Jaguar, possesses intellectual property, including patents and a trademark, relating to Mytesi® an antidiarrheal drug indicated for symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS who are on antiretroviral therapy;

Whereas, Napo contracts for the manufacture of the Product and commercializes the Product (as defined below) in the Territory (as defined below);

Whereas, Napo desires to grant to Licensee, and Licensee desires to obtain, an exclusive license under the Napo IP (as defined below) to sell, offer for sale, have sold, promote, distribute, and otherwise commercialize Products in the Field (as defined below) throughout the Territory on the terms and conditions set forth herein;

Whereas, Napo shall continue to contract for the manufacture of the Product and shall supply the Product to the Licensee in accordance with the terms and conditions of the Supply Agreement (as defined below);

Whereas, Napo desires to waive the contractual exclusivity provision under its agreement for the manufacture of the finished Product with its contract manufacturing organization for the benefit of the Licensee; and

Whereas, this Agreement is effective on the date of the latest Party to sign and, as a result, control of the licensed rights transferred to the Licensee hereunder are effective on the Effective Date.

Now, therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1 unless context dictates otherwise:

1.1
“Accounting Standards” means U.S. GAAP (United States Generally Accepted Accounting Principles).
1.2
“Affiliate” means any Person, whether de jure or de facto, which directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with a Party. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person. With respect to Napo, for the purposes of this Agreement, “Affiliates” shall include Jaguar and any of its wholly-owned subsidiaries.
1.3
“Agreement” has the meaning assigned to such term in the Preamble.
1.4
“Applicable Law” means any law, statute, rule, regulation, ordinance, or other pronouncement having the effect of law, of any federal, national, multinational, state, provincial, county, city, or other political subdivision.
1.5
“Approved Indications” has the meaning assigned to such term in Section 3.1.
1.6
“Bankruptcy Code” has the meaning assigned to such term in Section 10.3.2.
1.7
“Breaching Party” has the meaning assigned to such term in Section 10.2.
1.8
“Business Day” means a day on which banking institutions in New York, New York, United States are open for business.
1.9
“Buy-Back Option” has the meaning assigned to such term in Section 3.1.
1.10
“Buy-Back Option Payment” has the meaning assigned to such term in Section 3.2.
1.11
“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.
1.12
“Calendar Year” means a period of twelve (12) consecutive months ending on December 31st.

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1.13
“Canalevia Product” means the current conditionally approved veterinary Canalevia® -CA1 product (crofelemer 125mg delayed-release tablets) for chemotherapy-induced diarrhea in the United States.
1.14
“Charles River SOWs” has the meaning set forth in Section 2.1.2.
1.15
“Claims” has the meaning assigned to such term in Section 9.1.
1.16
“Commercially Reasonable Efforts” means such efforts that are consistent with the efforts and resources normally used by the applicable Party in the exercise of its reasonable business discretion relating to a prescription pharmaceutical product owned by it or to which it has exclusive rights, which is at a similar stage in its development or product life.
1.17
“Commercialize” means any and all activities directed to preparation for sale of, registration, marketing, promoting, distributing, including importing, exporting, transporting, offering for sale and selling and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “Commercialize” means to engage in Commercialization.
1.18
“Competitive Infringement” has the meaning assigned to such term in Section 6.4.1.
1.19
“Confidential Information” has the meaning assigned to such term in Section 7.1.
1.20
“Control,” “Controls,” “Controlled” or “Controlling” means possession by a Party of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any Third Party and without causing such Party to incur payment obligations to any Third Party as a direct result of granting such license or sublicense (unless the other Party receiving such license or sublicense agrees to bear the relevant payment obligations to such Third Party).
1.21
“Consent and Assignment Agreement” has the meaning set forth in Section 2.1.2.
1.22
“Customers” means Third Party wholesalers, pharmacy benefit managers, managed care organizations, government purchasers, group purchasing organizations, or other Third Parties that enter into contracts with Napo for the Purchase or Third Party payor reimbursement of the Product.
1.23
“De-Identified Data” means data that has been de-identified in accordance with the de-identification standards set forth in 45 C.F.R. § 164.514(b).
1.24
“Disclosing Party” has the meaning assigned to such term in Section 7.1.
1.25
“Distributor” means a Third Party appointed by Licensee or its Affiliate to distribute, market, and sell the Product in circumstances where the Third Party purchases its requirements of the Product for resale to other distributors, retailers or end users, and where the appointing party does not retain a financial interest in revenues derived from such resale.
1.26
“Dosage Form” means a white, oval, delayed release tablet in any strength.

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1.27
“Dossier” means a copy of all documents submitted to the FDA in support of the NDA for the Mytesi Product including scientific and technical data relating to the Mytesi Product; for the avoidance of doubt this includes but not limited to any raw technical data supporting the NDA during pre-assessment and assessment phases.
1.28
“Dollars” or “$” means the legal tender of the United States.
1.29
“Effective Date” has the meaning assigned to such term in the Preamble.
1.30
“FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.
1.31
“Field” means the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS who are on antiretroviral therapy.
1.32
“Governmental Authority” means any supranational, international, national, commonwealth, provincial, territorial, county, municipal, district, federal, state or local body or entity exercising executive, legislative, judicial, regulatory or administrative governmental functions, including any court (or any arbitrator or other tribunal having competent jurisdiction), administrative agency or commission or other governmental authority, instrumentality, domestic or foreign, or any self-regulated organization or quasi-governmental authority.
1.33
“Holdback Amount” has the meaning assigned to such term in Section 5.1.
1.34
“Housemark” means the name and logo of Napo or any of its Affiliates and the name and logo of Licensee or any of its Affiliates.
1.35
“Indebtedness” means any liability (i) for borrowed money, (ii) under any reimbursement obligation, including those related to letters of credit, banker’s acceptances or note purchase facilities, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the deferred purchase price of any property or services (including any milestone, royalty or earn-out payments), (v) all obligations under any interest rate, currency or other hedging agreement, (vi) commitments to repay deposits or advances by or owing to third parties, (vii) prepayment premiums of any change of control premiums, if any, “breakage” costs or similar payments associated with the repayments thereof and accrued interest, if any, on and fees and expenses and all other amounts owed in respect of any of the foregoing and (viii) any direct or indirect guaranty of indebtedness of any other person or a type described in the foregoing clauses (i) through (vii).
1.36
“Indemnitee” has the meaning assigned to such term in Section 9.3.
1.37
“Information” means all tangible and intangible (a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material. As used herein, “clinical test data” shall be deemed to include all information related to the clinical or pre-clinical testing of a Product, including patient report forms,

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investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.
1.38
“Insolvency Event” means, with respect to a Party: (a) a voluntary case or proceeding under any applicable bankruptcy, insolvency, or other similar law is commenced by such Party, or such Party consents to the entry of an order for relief in an involuntary case or proceeding under any such law or against such Party, or such Party consents to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, trustee, custodian, sequestrator, conservator, supervisor, rehabilitator (or other similar official) of such Party or for any material portion of such Party's assets and properties, or such Party makes a general assignment for the benefit of creditors, or such Party fails generally to pay, or admits in writing its inability to pay, its debts as they become due or takes any company action in furtherance of the foregoing; (b) the commencement of an involuntary case or proceeding under any applicable bankruptcy, insolvency, or other similar law against such Party, and such case or proceeding is not dismissed within ninety (90) days; (c) the taking of any formal action by such Party, its board of directors (or similar governing body) or holders of its voting securities authorizing any of the foregoing; or (d) any delinquency or default by Napo under the Supply Agreement or any Third Party MSA that results in Napo’s actual failure to timely meet Licensee’s supply requests, provided that such delinquency or default was not directly caused by or occurred within ninety (90) days of Licensee’s (or its Affiliate’s) failure to pay to Napo any amounts due under the Supply Agreement; or (d) any default or breach by Napo of Section 6.3 of this Agreement.
1.39
“Licensee” has the meaning assigned to such term in the Preamble.
1.40
“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien (whether voluntary, involuntary, statutory, or other), option, pledge, hypothecation, preference, priority, security interest, mortgage, right of way, easement, encroachment, servitude, conditional sale or other title retention arrangement, security or other deposits, right of first option, right of first refusal, or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
1.41
“Losses” has the meaning assigned to such term in Section 9.1.
1.42
“Mytesi Product” means the 125 mg dosage form of crofelemer as a white, oval, delayed-release tablet printed on one side with 125SLXP and commercialized under the name Mytesi® approved for sale in the Field in the Territory for human consumption.
1.43
“Napo” has the meaning assigned to such term in the Preamble.
1.44
“Napo IP” means, collectively, (a) the Napo Know-How, (b) the Napo Mytesi Patents, (c) the Product Trademarks, (d) the Dossier, and (e) any and all intellectual property owned or Controlled by Napo or its Affiliates as of the Effective Date, including Improvements, which is reasonably useful or necessary to Commercialize the Product(s) in the Territory.
1.45
“Napo Know-How” means (a) any Information owned or Controlled by Napo or its Affiliates at any time during the Term that is necessary or reasonably useful to manufacture, have manufactured, make, have made, sell, offer for sale, have sold, promote, distribute, and otherwise

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Commercialize the Product(s), and (b) the Information regarding the Products set forth in any new drug application submitted by Napo or its Affiliates to the FDA regarding the Product(s), and all amendments and supplements thereto.
1.46
“Napo Mytesi Patents” means those Patents owned or Controlled by Napo or its Affiliates during the Term related to the formulation, manufacturing and Commercialization of the Mytesi Product in the Field or the Canalevia Product, including, without limitation, any divisionals or any substitute applications, any patent issued with respect to any such patent applications, any patents which remain valid subsequent to any post grant proceedings or other challenges which result in the patent being enforceable, any amendment or extension including any supplementary protection certificate of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, or as applicable portions thereof or individual claims therein. A list of the Napo Mytesi Patents as of the Effective Date is attached hereto as Exhibit A, which may be updated from time to time, as applicable.
1.47
“Net Sales” means, with respect to the Product, the gross invoiced sales price of the Product sold by Licensee or its Affiliates, in finished product form, packaged and labeled for sale, under this Agreement in arm’s length sales to Third Parties, as determined by Licensee in accordance with Accounting Standards, consistently applied.

“Net Sales” for purposes of sales made by Licensee and its Affiliates under this Agreement shall be consistent with Licensee’s then current accounting standards, consistently applied.

Sales between Licensee and its Affiliates shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates are end users. Likewise, transfers of Product for compassionate use shall not constitute Net Sales hereunder.

1.48
“Non-breaching Party” has the meaning assigned to such term in Section 10.2.
1.49
“Party” or “Parties” has the meaning assigned to such term in the Preamble.
1.50
“Patent” means (a) all patents and patent applications in the Territory, and (b) any substitutions, divisions, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications.
1.51
“Patent Costs” means the reasonable fees and expenses paid to outside legal counsel and other out-of-pocket expenses paid to Third Parties, incurred in connection with the Prosecution and Maintenance of Patents.
1.52
“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority, or any other entity not specifically listed herein.
1.53
“Prior CDA” has the meaning assigned to such term in Section 7.6.
1.54
“Product(s)” means the Mytesi Product and, until the expiration of the current conditional Regulatory Approval on Dec 21, 2026, the Canalevia Product.

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1.55
Product Trademarks” mean (a) the trademark MYTESI, including Napo’s registered trademark to Mytesi® filed with the U.S. Patent and Trademark Office and all common law trademark rights in and to MYTESI in the Territory (“Mytesi Product Trademark”), and (b) the trademark CANALEVIA, including Jaguar’s registered trademark to CANALEVIA® filed with the U.S. Patent and Trademark Office and all common law trademark rights in and to CANALEVIA in the Territory (“Canalevia Product Trademark”).
1.56
“Prosecuting Party” has the meaning assigned to such term in Section 6.2.1.
1.57
“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues, and requests for patent term adjustments with respect to such Patent, together with the initiation or defense of interferences, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.
1.58
“Rebate” means any rebates, price reductions or payments to Customers, based on the purchase or utilization of the Product(s).
1.59
“Receiving Party” has the meaning assigned to such term in Section 7.1.
1.60
“Regulatory Approval” means any and all approvals or authorizations (including price and reimbursement approvals), licenses, registrations, or authorizations of any federal, supranational, state or local regulatory agency, department, bureau or other government agency to Commercialize the Product(s) in the Territory.
1.61
“Regulatory Authority” means the FDA, and any regulatory or taxing authority (including, without limitation, organization, agency, commission, counsel, court, tribunal, or the like) in the Territory entitled to exercise any authority or power with respect to the Commercialization of the Product(s) or granting Regulatory Approval to Commercialize the Product(s) in the Territory, and any successor(s) thereto.
1.62
“Specified Napo IP Uses” means (i) the Specified Trademark Uses, (ii) Napo’s (and its Affiliate’s) use of the Napo Know-How to manufacture the Product(s) for Licensee under the Supply Agreement, (iii) Napo’s (and its Affiliate’s) use of the Napo Know-How in relation to any other product, except as expressly prohibited pursuant to this Agreement, and (iv) Napo’s (and its Affiliate’s) use of the Napo Know-How in relation to the research, development, Regulatory Approval and Commercialization of any or all of the Approved Indications.
1.63
“Specified Trademark Uses” mean Napo’s and its Affiliate’s use of the Product Trademarks solely to comply with SEC reporting obligations.
1.64
"Sublicensee" means any Third Party to whom Licensee grants a sublicense of some or all of the rights licensed to Licensee hereunder in accordance with Section 4.5, including any Distributor, wholesaler, pharmacy, reimbursement hub, or contract manufacturing organization or packager.

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1.65
“Supply Agreement” has the meaning assigned to such term in Section 2.1.1
1.66
“Term” has the meaning assigned to such term in Section 10.1.
1.67
“Territory” means the United States.
1.68
“Third Party” means any entity other than Licensee or Napo or an Affiliate of Licensee or Napo.
1.69
“Third Party MSAs” means each of the following (in each case, as such agreement may be amended, restated or supplemented from time to time) (i) Manufacturing and Supply Agreement for Crofelemer, by between Napo and Glenmark Life Science Limited, dated September 2020, (ii) Master Manufacturing Services Agreement, by and between Napo and Patheon Pharmaceuticals Inc., dated June 10, 2022, and (iii) Supply Agreement for Crude Plant Latex and Sustainable Harvest, by and between Jaguar Animal Health and Corporacion Forestal Amazonico SAC, dated March 24, 2014, (iv) Supply Agreement for Crude Plant Latex and Sustainable Harvest, by and between Jaguar Animal Health and L & CH Negocios y Servicios E. I. R. L., dated March 24, 2014, and (v) the Statement of Work, by and between Charles River Laboratories, Inc. and Napo, dated June 2, 2023.
1.70
“United States” or “U.S.” means the United States of America, including the Commonwealth of Puerto Rico.
Article 2

commercialization
2.1
Commercialization- Commercially Reasonable Efforts. Licensee shall use Commercially Reasonable Efforts to Commercialize the Product(s) in the United States. Except as specified herein or the Supply Agreement, (i) Licensee, either itself and/or by and through its Affiliates or contractors, shall be responsible for all marketing, advertising, promotional, and sales activities in connection with the Commercialization of the Product(s), (ii) all costs associated with such Commercialization activities shall be borne solely by Licensee., and (iii) all decisions regarding the Commercialization of the Product(s) in the Territory, including the sale, pricing, and promotion of the Product(s), shall be within the sole discretion of Licensee and its Affiliates.
2.1.1
Supply Agreement. Licensee acknowledges and agrees that Napo, either itself and/or by and through its Affiliates, sublicensees or contractors, shall provide manufactured finished Product in connection with the commercialization of the Product pursuant to a Manufacturing and Supply Agreement to be entered into on the Effective Date (the “Supply Agreement”). Napo hereby explicitly waives its CMO exclusivity for the manufacture of the finished Product for the benefit of Licensee.
2.1.2
Effective as of the Effective Date, Napo hereby grants to Licensee a non-exclusive license agreement with respect to each (i) Third Party MSA and (ii) all statement(s) of work or other agreements between Napo and Charles River Laboratories, Inc. applicable to the Product(s) that are issued during the Term (the “Charles River SOWs”), pursuant to which Licensee is not permitted to exercise any rights until the occurrence of an Insolvency Event. No later than six (6)

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months following the Effective Date, Napo shall deliver to Licensee with respect to each Third Party MSA: (A) a consent and assignment agreement (each, a “Consent and Assignment Agreement”), which provides that (i) each counterparty to the Third Party MSA agreement agrees that Licensee shall automatically be permitted to exercise its rights as an assignee under such Third Party MSA without any further action upon the occurrence of any Insolvency Event and (ii) other than Charles River Laboratories, Inc., each counterparty to each Third Party MSA agrees that it will cooperate to document a form of manufacturing and supply agreement with Licensee on substantially the same terms as each respective existing Third Party MSA (unless otherwise agreed by Licensee in Licensee’s sole discretion) that shall automatically go into effect upon the occurrence of an Insolvency Event and will replace the respective existing Third Party MSA (each, a “Replacement Third Party MSA”) and (B) the Replacement Third Party MSA with respect to each such supplier. Napo agrees that (a) it shall be responsible for, pay and discharge all costs and expenses associated with negotiating and documenting each Consent and Assignment Agreement and Replacement Third Party MSA, including, without limitation, Napo’s legal fees and any costs of expenses imposed by the respective counterparty to such Consent and Assignment Agreement or Replacement Third Party MSA (though for clarity, in no event shall Napo be responsible for any costs or expenses of Licensee or any of Licensee’s Affiliate associated with negotiating or documenting any Consent and Assignment Agreement or any Replacement Third Party MSA), and (b) each (i) Consent and Assignment Agreement shall be executed by each counterparty to each Third Party MSA, and (ii) each Replacement Third Party MSAs shall be complete and in final form, as determined in the good faith discretion of Licensee, in each case of the foregoing (i) and (ii), by the six (6) month anniversary of the Effective Date (sub-clauses (a) and (b) being referred to as the “Replacement Third Party MSA Conditions”). To the extent that Napo does not satisfy the Third Party Replacement MSA Conditions by the six (6) month anniversary of the Effective Date (the “Replacement MSA Date”) with respect to any or all Third Party MSAs, Napo agrees that (i) the assignment of any such Third Party MSA that is not yet subject to a Replacement Third Party MSA shall be automatically effective on the Replacement MSA Date such that Licensee replaces Napo as the party to each such Third Party MSA and (ii) Napo shall irrevocably forfeit the Holdback Amount, and Licensee shall be permitted to retain in full the Holdback Amount. Upon completion of the Replacement Third party MSA Conditions on or prior to Replacement MSA Date, Licensee shall pay to Napo the Holdback Amount within five (5) Business Days of completion of such Third Party MSA Conditions. Napo agrees that it shall use commercially reasonable efforts to cooperate with Licensee and each counterparty to each Third Party MSA following the effectiveness of any Replacement Third Party MSA. Notwithstanding any language in this Section 2.1.2 to the contrary, Licensee understands and agrees that each of the Third Party MSAs contain provisions pursuant to which such agreement will expire or terminate as a result of the passage of time or for reasons unrelated to any Insolvency Event and, as a result, Napo shall be required to enter into addendums, amendments, and/or new agreements from time to time during the Term to replace the services provided to Napo under the Third Party MSAs. Licensee further agrees that neither the expiration or termination of any of the Third Party MSAs nor Napo’s (or any Affiliate’s) entering into addendums, amendments, and/or new agreements for the same or similar services shall constitute a default under this Agreement or any agreement ancillary hereto; provided that Napo provides Licensee with an opportunity to review and comment on drafts of any such addendums, amendments and/or new agreements prior to executing any such addendums, amendments and/or new agreements. In conjunction with each such addendum, amendment, and/or new agreement relating to a Third Party MSA, Napo shall

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work with the applicable Third Party to prepare a related addendum, amendment and/or new agreement to the applicable then existing Replacement Third Party MSA on substantially the same terms as contained in the new addendum, amendment and/or new agreement between Napo and the applicable Third Party.
2.2
Upon the occurrence of an Insolvency Event or the Replacement MSA Date, Licensee shall have the right in its sole discretion, but not the obligation, to make any payments to a counterparty to a Third Party MSA to cure any existing defaults by Napo. In the event Licensee makes any payments to a counterparty to a Third Party MSA to cure any existing defaults by Napo, Licensee may set off such amounts from any amounts due and owing by Licensee to Napo under this Agreement or the Supply Agreement. To the extent any Third Party MSA relates to the supply to Napo or its Affiliates of products other than the Product, Napo agrees that it shall be solely responsible for the payment with respect to such other products, and Napo shall indemnify, hold harmless and defend Licensee against any costs or payments due and owing with respect to such other products. Upon Licensee’s request during the Term, Napo shall cooperate with Licensee to facilitate Licensee’s ability to purchase directly from Charles River Laboratories, Inc. following an Insolvency Event in the same manner and capacity as Napo purchased from Charles River Laboratories pursuant to the Charles River SOWs.
2.3
Ownership of Regulatory Filings. Napo shall be responsible for making all regulatory filings with respect to the Product(s) in Napo’s (or its designee’s) name and Licensee will not make any such filings unless expressly set forth herein. Napo (or its designee) shall serve as sponsor and maintain all regulatory filings and Regulatory Approvals for the Mytesi Product during the Term. Napo (or its designee) shall serve as sponsor and maintain all regulatory filings and Regulatory Approvals for the Canalevia Product until the expiration of the current Regulatory Approval on December 21, 2026 and shall be solely responsible for (and obligated to timely pay) any applicable fees assessed by any Government Authority for any Regulatory Approval (e.g., any Prescription Drug User Fee Act (PDUFA) fees)) necessary for the Licensee to sell, offer for sale, have sold, promote, distribute and otherwise commercialize the Mytesi Product in the Field in the Territory during the Term. Licensee acknowledges that the current conditional Regulatory Approval for the Canalevia Product will expire on December 21, 2026. Any breach of the payment obligations of this Section 2.3 shall be deemed a material breach of this Agreement.
2.4
Subcontracting. Subject to the terms of this Agreement, each Party may perform any activities in support of its obligations under this Agreement, including in the case of Napo (and without limitation) regulatory maintenance of the Product(s), through subcontracting to a Third Party contractor or contract service organization, provided that: (a) none of the rights of the other Party under this Agreement are adversely affected as a result of such subcontracting; (b) any such Third Party subcontractor to whom a Party discloses Confidential Information of shall enter into an appropriate written agreement obligating such Third Party to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations in this Agreement; and (c) the subcontracting Party shall at all times be responsible for the performance of its subcontractor(s). Subsections (a) through (c) of this Section 2.4 shall apply mutatis mutandis to any Affiliates of a Party engaged by such Party and any Party engaging a (sub)contractor shall include terms in the agreement(s) with such (sub)contractor consent with subsections (a) through (c) of this Section 2.4.

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Article 3

RIGHT TO BUY-BACK LICENSE RIGHTS
3.1
The Buy-Back Option. Commencing on the day following the fifth anniversary of the Effective Date, in the event that Napo (or its Affiliates) obtains regulatory approval from the FDA for the sale of Mytesi® for any of the additional indications set forth on Exhibit B (i.e., indications other than symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS who are on antiretroviral therapy) (the “Approved Indication(s)”), subject to Napo’s compliance with the terms of conditions of this Agreement, Napo shall have the unilateral right (but not the obligation) to reacquire from Licensee all rights under this Agreement, including without limitation the exclusive right to Commercialize the Products (the “Buy-Back Option”). The Buy-Back Option may be exercised by Napo (or any Affiliate) with respect to any Regulatory Approval for the sale of Mytesi® for any Approved Indication that occurs on or prior to the fifth anniversary of the Effective Date for a period of one year commencing on the day following the fifth anniversary of the Effective Date and expiring on the sixth anniversary of the Effective Date. If no Approved Indications have received Regulatory Approval on or prior to the fifth anniversary of the Effective Date, then commencing upon the date on which Napo is first notified of Regulatory Approval for any one of the Approved Indications and continuing for one year after such date of notification, Napo may exercise the Buy-Back Option, and following such one year period, the Buy-Back Option shall terminate with respect to all Approved Indications. To exercise the Buy-Back Option, Napo shall provide written notice to Licensee to such effect within the applicable timeframe and provide the Buy-Back Option Payment to Licensee within 10 Business Days of the date Licensee provides its reasonably detailed calculation of the Buy-Back Option Payment, along with payment instructions, to Napo. Upon valid exercise of the Buy-Back Option, including Napo’s payment of the Buy-Back Option Payment, all rights of Licensee hereunder (including without limitation the licenses under Article 4) shall immediately terminate and revert to Napo and its Affiliates, as applicable.
3.2
Buy-Back Option Payment. For purposes of this Article 3, the “Buy-Back Option Payment” shall mean the amount equal to [****] multiplied by the aggregate amount of Licensee’s Net Sales over the twelve (12) month period ending on the last day of the month immediately preceding the date of Napo’s (or its Affiliate’s) exercise of the Buy-Back Option. Licensee’s aggregate Net Sales for the applicable twelve (12) month period shall be calculated by Licensee in good faith. The calculation of the Buy-Back Option Payment shall be subject to Napo’s audit right under Section 3.2.1.
3.2.1
Audit Rights.
(a)
Licensee shall provide Napo (and the Third Party auditor engaged pursuant to Section 3.2.1(b)) with all necessary materials, documents, assessments and other information to enable Napo (with the assistance of the Third Party auditor) to confirm that Licensee has complied with its obligations under this Section 3.2 in relation to its calculation of the Buy-Back Option Payment amount.
(b)
Licensee acknowledges and agrees that Napo (or its Affiliate) shall have the right, following Napo’s (or its Affiliate’s) initiation of the Buy-Back Option in accordance with

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Section 3.1 and receipt of Licensee’s calculation of the Buy-Back Option Payment, to, within fifteen (15) days of receipt of Licensee’s Buy-Back Option Payment calculation, engage a Third Party mutually agreed to by Napo and Licensee, at Napo’s (or its Affiliate’s) sole cost and expense to conduct an independent audit of Licensee’s Buy-Back Option Payment calculation. Such Third Party auditor shall enter into a confidentiality agreement with Licensee on customary terms, and shall only disclose to Napo (or its Affiliate) information relevant to Licensee’s compliance or non-compliance with this Article.
(c)
To the extent any audit conducted pursuant to this Agreement identifies a discrepancy between Licensee’s initial Buy-Back Option Payment calculation and the proper Buy-Back Option Payment amount as determined by the Third Party auditor, Licensee shall, within a reasonable time of receipt of such written notification (but in any event within five (5) Business Days of receipt), correct the Buy-Back Payment calculation to the satisfaction of Napo and the auditor, and to the extent Licensee’s calculation of the Buy-Back Option Payment is more than the calculation of the Third Party auditor, reimburse Napo for the difference between the amount paid by Napo to Licensee and the corrected Buy-Back Option Payment calculation and, if the results of the audit revealed a discrepancy of ten percent (10%) or more to the Buy-Back Option Payment amount resulting in a partial refund of the Buy-Back Option Payment amount to Napo, reimburse Napo for all reasonable audit fees and fees associated with the Third Party auditor’s review of the revised Buy-Back Option Payment calculations. To the extent the Third Party auditor’s calculation of the Buy-Back Option Payment amount is greater than the Buy-Back Option Payment submitted by Licensee, then Napo shall pay to Licensee the difference between such calculations within five (5) Business Days by wire transfer of immediately available funds; provided that Napo shall be permitted to offset its reasonable, documented out-of-pocket expenses of the Third Party auditor’s calculation of the Buy-Back Option.
3.3
Commercialization Information. In furtherance of the Buy-Back Option, Licensee agrees to provide the following information to Napo within thirty (30) days of the end of each fiscal year, commencing in January 2030 with respect to the fiscal year ending on December 31, 2029: pharmacy distribution data for the last 2 years. Under no circumstance shall Licensee disclose to Napo any Protected Health Information (as such term is defined in the Health Insurance Portability and Accountability Act of 1996, including its implementing privacy and security regulations), and all data or other information made available to Napo pursuant to this Agreement shall be data that has been de-identified in accordance with the de-identification standards set forth in 45 C.F.R. § 164.514(b) or its successor.
3.4
Buy-Back Option Termination and Payment; Right of First Negotiation.
3.4.1
If the Buy-Back Option is not exercised, the Buy-Back Option shall expire on the 12-month anniversary of the date it is first becomes exercisable in accordance with Section 3.1. Furthermore, Napo shall have the right at any time following the Effective Date and prior to the exercise of the Buy-Back Option to terminate the Buy-Back Option upon written notice to Licensee. Upon expiration of the Buy-Back Option or in consideration for the earlier termination of the Buy-Back Option, Licensee shall pay to Napo by wire transfer of immediately available funds, within five (5) Business Days of the date of expiration or the date of the termination notice, as applicable, the amount of [****] Dollars ($[****]) in accordance with Section 5.3.

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3.4.2
3.4.1 If Napo does not exercise its Buy-Back Option with respect to an Approved Indication that has received Regulatory Approval, then prior to selling or soliciting any offers to sell such Approved Indication, Napo shall provide Licensee the exclusive right to negotiate with Napo to purchase such Approved Indication for a period of 90 days that commences on the day that the Buy-Back Option expires (the “Exclusivity Period”). During the Exclusivity Period, Napo shall not, directly or indirectly, sell, offer, solicit or otherwise engage with any Third Party with respect to such Approved Indication.
3.4.3
If any Napo receives Regulatory Approval for any Approved Indication in the same strength and Dosage Form as is specified in the definition of the Mytesi Product, then Napo shall notify Licensee in writing promptly upon receiving such Regulatory Approval, and Napo shall be prohibited from promoting or marketing such Approved Indication unless and until it exercise the Buy-Back Option for the Approved Indication.
3.4.4
Napo hereby grants Licensee the right, which may be exercised by Licensee only upon an Insolvency Event, to purchase from Napo for the price of [****] Dollars ($[****]): (i) all rights to the Mytesi Product in the Field in the Territory and all rights to the Canalevia Product in the Territory, (ii) the Product Trademarks in the Territory, subject to Licensee granting to Napo a perpetual, royalty free right and license to use the Product Trademarks for the Specified Trademark Uses, (iii) the Third Party MSAs, and (iv) New Drug Application 202292, (the “Mytesi NDA”) and all conditional approvals that may still exist for the Canalevia Product (collectively, the “Insolvency Buyback”), subject to Licensee providing a right of reference to Napo or its Affiliates to the Mytesi NDA. Licensee shall have a period of thirty (30) days following the occurrence of any Insolvency Event to provide written notice to exercise the Insolvency Buyback. In the event Licensee exercises the Insolvency Buyback, then (i) both Parties agree to cooperate to document such Insolvency Buyback within thirty (30) days thereof and (ii) the documentation to effect such Insolvency Buyback shall specify that this License Agreement (including the Buy-Back Option, but excepting any outstanding payment obligations under Section 5.2) shall terminate.
Article 4

GRANT OF RIGHTS
4.1
License Grants. Subject to the terms and conditions of this Agreement, Napo hereby grants to Licensee the exclusive (except as to Napo and its Affiliates solely for the Specified Napo IP Uses), non-transferable (except as specified in Section 11.4), sublicensable (in accordance with Section 4.5) royalty-free right and license under the Napo Mytesi Patents to sell, offer for sale, have sold, make, have made, promote, distribute and otherwise Commercialize the Product(s) in the Territory. Subject to the terms and conditions of this Agreement, Napo hereby grants to Licensee an exclusive (except as to Napo and its Affiliates for the Specified Napo IP Uses), non-transferable (except as specified in Section 11.4), worldwide (solely for purposes of manufacturing the Product(s) outside of the Territory for sale in the Territory in accordance with the terms of this Agreement and the Supply Agreement), sublicensable (in accordance with Section 4.5) royalty-free right and license under the Napo Know-How to sell, offer for sale, have sold, make, have made, promote, distribute and otherwise Commercialize the Product(s) in the Territory. Subject to the terms and conditions of this Agreement, Napo hereby grants to Licensee the exclusive (except as to Napo and its Affiliates for the Specified Trademark Uses), non-transferable (except as

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specified in Section 11.4), sublicensable (in accordance with Section 4.5) royalty-free right and license under the Mytesi Product Trademark to sell, offer for sale, have sold, promote, distribute and otherwise commercialize the Mytesi Product in the Field in the Territory. Subject to the terms and conditions of this Agreement, Jaguar hereby grants to Licensee the exclusive (except as to Jaguar, Napo and its Affiliates for the Specified Trademark Uses), non-transferable (except as specified in Section 11.4), sublicensable (in accordance with Section 4.5) royalty-free right and license under the Canalevia Product Trademark to sell, offer for sale, have sold, promote, distribute and otherwise commercialize the Canalevia Product in the Territory.

Notwithstanding anything to the contrary herein, Napo will not, directly or indirectly, (a) Commercialize any product under a Product Trademark in the Territory unless and until the Buy-Back Option is exercised, (b) Commercialize any crofelemer product in either (i) any dosage form that is substantially the same as the Dosage Form, or (ii) any of the Approved Indications in the Territory (unless and until the Buy-Back Option is exercised), or (c) Commercialize any crofelemer product in any form worldwide that would trigger any most favored nation provisions (i.e. selling such product at a price less than Licensee sells the Product(s) for at such time), or similar obligations, in the Territory. For clarity, Napo (and its Affiliates) shall be permitted to undertake any other activities with respect to crofelemer including without limitation research, development seeking and obtaining Regulatory Approval, and Commercialization of non-Dosage Form products in the Territory that meet all of the following requirements: (i) are not Approved Indications; (ii) do not use the Product Trademarks; and (iii) do not trigger any most favored nation provisions, or similar obligations.

4.2
Transfer of Information. On the Effective Date and otherwise upon the request of Licensee, Napo shall provide Licensee with copies of all material Information relating to Napo IP, including all Information relating to Napo’s Commercialization of the Product in the Territory during the approximately two year period commencing on January 1, 2024 and ending on the Effective Date, at no cost to Licensee and in forms specified by Licensee; provided that notwithstanding anything in the foregoing to the contrary, Napo shall be obligated to provide to Licensee a copy of the Dossier only upon the occurrence of an Insolvency Event (it being understood that the Dossier shall remain the property of Napo, shall continue to be subject to the confidentiality terms of this Agreement and Licensee shall not make any filings for Regulatory Approvals with respect to such Dossier). The Parties shall fully and promptly cooperate to provide for a smooth transfer of such Information to License.
4.3
Continuing Cooperation. Napo shall use Commercially Reasonable Efforts to cooperate with Licensee relating to the Commercialization of the Product, which may be identified by Licensee during the Term. In addition, during the Term, Napo shall make its relevant personnel reasonably available to Licensee, upon reasonable prior request, to answer any questions or provide instruction as reasonably requested by Licensee concerning the information delivered or contemplated for delivery pursuant to this Article 4 or otherwise in connection with the Commercialization of the Product; provided, however, nothing in this Agreement shall require Napo to continue to employ, consult with or otherwise maintain or develop a relationship with any personnel.
4.4
Exclusivity. Napo hereby covenants and agrees with Licensee that during the Term, other than as expressly provided in this Agreement, neither Napo or its Affiliates, nor any Person acting

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on behalf of Napo or its Affiliates, shall grant any license or right with respect to the Napo IP to any Affiliate or Third Party to, research, make, have made, develop or Commercialize the Products in the Field in the Territory.
4.5
Sublicensing. Licensee shall have the right to grant sublicenses under the licenses granted in Section 4.1 to its Affiliates and to Third Party Sublicensees in connection with the Commercialization of the Product(s) in the Field in the Territory. Licensee shall ensure that the terms and conditions of any such sublicense are consistent with the terms and conditions of this Agreement, and shall include provisions that are at least as protective of Napo and the Napo IP as this Agreement. Licensee shall remain primarily liable to Napo for all of its obligations under this Agreement and shall be responsible and liable for all activities of its Sublicensees as if such activities were conducted by Licensee itself.
4.6
Trademarks.
4.6.1
Subject to the terms and conditions of this Agreement, Napo hereby grants to Licensee, and Licensee hereby accepts as to the Product(s) in the Field in the Territory: (a) a non-exclusive, non-transferable, non-sublicensable license to use the Housemarks of Napo solely in conjunction with the Commercialization of the Product(s) in the Field in the Territory and solely for such uses as are specifically approved in writing by Napo (which uses Napo hereby confirms includes use of the such trademarks to identify Napo as the manufacturer of the Product if so required by Applicable Laws). For the avoidance of doubt there is no obligation on Licensee to apply such trademarks o the Product packaging, except as required by Applicable Law.
4.6.2
Subject to the terms and conditions of this Agreement, Licensee hereby grants to Napo, and Napo hereby accepts, a non-exclusive, non-transferable, non-sublicensable (except to any Third Party involved in the manufacturing or supply of the Product(s), including each of the Third Parties that are a party to a Third Party MSA) license to use the Housemarks of Licensee solely in conjunction with the labeling and specified packaging of the Product(s) for supply to Licensee and its Affiliates in the Territory and solely as such are approved in writing by Licensee. In furtherance of the foregoing, Licensee hereby approves Napo’s, its Affiliate’s and each Third Party that is a party to a Third Party MSA use of the Housemarks of Licensee solely in conjunction with the labeling and packaging of the Product(s) for supply to Licensee and its Affiliates in the Territory without any the need for any further approval.

Article 5

UPFRONT AND MILESTONE PAYMENTS
5.1
Upfront Payment. Licensee shall pay to Napo a one-time, non-refundable, non-creditable payment of (i) eighteen million Dollars ($18,000,000) less (ii) two million Dollars ($2,000,000) (the “Holdback Amount”) on the Effective Date.
5.2
Milestone Payments.
5.2.1
Product Milestones. As consideration for the rights and licenses granted to Licensee under this Agreement, Licensee shall make the following non-refundable, non-creditable, one-time

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milestone payments to Napo with respect to the first occurrence of each of the following milestone events:

Milestone Events	$ (in millions)
Achievement of cumulative Net Sales of $[****] in the prior 12 months	[****]
Achievement of cumulative Net Sales of $[****] in the prior 12 months	[****]
Achievement of cumulative Net Sales of $[****] in the prior 12 months	[****]

With respect to the trailing 12 month Net Sales based milestones described above, each such milestone is payable once upon the first achievement of the applicable Net Sales threshold, as determined by Licensee in its good faith discretion. For clarity, if more than one milestone is reached with respect to the same trailing 12 month period, all such milestones shall be payable by Licensee to Napo at the same time in accordance with Section 5.2.2.

5.2.2
Payment. Each payment under Section 5.2.1 relating to each of the milestones shall be due and payable within sixty (60) days after achievement of such milestone.
5.2.3
Limited Guarantee. If, and only if, Licensee fails to pay any milestone payment as required by Section 5.2, Future Pak shall pay the full amount of such milestone payment to Napo within ten (10) Business Days of receiving written notice from Napo of Licensee’s failure to pay.
5.3
Methods of Payments. All payments due from Licensee to Napo under this Agreement shall be paid in Dollars by wire transfer to a bank in the United States designated in writing by Napo.
5.4
Accounting; Reporting.
5.4.1
Licensee agrees to keep complete and accurate records setting forth the sales and other disposition of all of the Product(s) sold or otherwise disposed of in sufficient detail to enable compensation payable to Napo hereunder to be determined. Only during such times as achievement of the milestone events set forth in Section 5.2.1 appears to be possible based on the last twelve months of Product(s) supplied to Licensee, Licensee further agrees, upon not less than thirty (30) calendar days’ prior written notice, to permit the books and records relating to the latest five (5) year period to be examined by an independent accounting firm selected by Napo and reasonably acceptable to Licensee for the purpose of verifying payments required to be made under Section 5.2. Such audit shall not be performed more frequently than once per Calendar Year and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. Such examination is to be made at the expense of Napo.

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5.4.2
Upon request of Napo, Licensee agrees to provide the following information to Napo within thirty (30) days of the end of each calendar quarter during which achievement of the milestone events set forth in Section 5.2.1 appears to be possible based on the last twelve months of Product(s) supplied to Licensee: the Net Sales for such trailing calendar quarter and the prior three calendar quarters, which shall include a detailed calculation of Net Sales for each such quarter, including the amount of each deductions from gross sales utilized in making the calculation, which shall be itemized. For the avoidance of doubt, upon Licensee’s achievement and payment of all milestone payments set forth in Section 5.2.1, the reporting obligation in this Section 5.4.2 shall terminate.
5.5
Notwithstanding any other provision of this Agreement, the Licensee shall be entitled to (i) deduct and withhold from any consideration payable pursuant to this Agreement, such Taxes as may be required to be deducted or withheld therefrom under any provision of applicable Tax Law and (ii) to require any necessary tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information from Napo or any other Person to whom a payment is required to be made pursuant to this Agreement.. Napo alone shall be responsible for paying any and all taxes levied on account of, or measured in whole or in part by reference to, any Payments it receives. To the extent such Taxes are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
5.6
Late Payments. Any amount owed by Licensee to Napo or by Napo to Licensee under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the rate of one percent (1%) above the prime rate, as reported by The Wall Street Journal from time to time, or, if lower, the highest rate permitted under Applicable Law, calculated on the number of days such payments are paid after the date such payments are due; provided, that with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.
Article 6

OWNERSHIP OF RESULTS AND INTELLECTUAL PROPERTY RIGHTS
6.1
Ownership. Except as otherwise provided in this Agreement:
6.1.1
Solely-Owned Intellectual Property and Retained Rights. Napo and Jaguar shall retain all of their respective rights, title and interest in and to the Napo IP, except to the extent that any rights or licenses are expressly granted by Napo or Jaguar to Licensee under this Agreement.
6.2
Prosecution and Maintenance of Napo Mytesi Patents.
6.2.1
Napo Mytesi Patent Filings. The Party responsible for Prosecution and Maintenance of any Napo Mytesi Patents and the Product Trademarks as set forth in Sections 6.2.2 below (the “Prosecuting Party”) shall use commercially reasonable efforts to obtain reasonable protection for such intellectual property, using counsel of its own choice but reasonably acceptable

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to the other Party. The Prosecuting Party shall keep the non-prosecuting Party informed as to material developments with respect to the Prosecution and Maintenance of such Napo Mytesi Patents and the Product Trademarks, including by providing copies of all office actions or any other substantive documents that the Prosecuting Party receives from any patent office, including notice of all interferences, reissues, re-examinations, or oppositions, and by providing the non-prosecuting Party the timely opportunity to have reasonable input into the strategic aspects of such Prosecution and Maintenance.
6.2.2
Napo Mytesi Patents and Product Trademarks. Napo (and Jaguar with respect to the Canalevia Product Trademark) shall have the first right, but not the obligation, to Prosecute and Maintain the Napo Mytesi Patents and Product Trademarks using counsel of its choice. Napo (or Jaguar with respect to the Canalevia Product Trademark) shall keep Licensee informed of the progress with regard to the Prosecution and Maintenance of the Napo Mytesi Patents and the Product Trademarks. If Napo (or Jaguar, as applicable) intends to abandon or cease prosecution or maintenance of any Napo Mytesi Patents or Product Trademarks for which it has the first right to Prosecute and Maintain under this Section 6.2.2, Napo (or Jaguar, as applicable) shall provide reasonable prior written notice to Licensee of such intention to abandon (which notice shall, to the extent possible, be given no later than ninety (90) days prior to the next deadline for any action that must be taken with respect to the Napo Mytesi Patents and the Product Trademarks in the relevant patent or trademark office). In such case, upon written notice from Licensee to Napo and Jaguar, Licensee may elect, in its sole discretion, to continue prosecution and maintenance of such Napo Mytesi Patent(s) and Product Trademarks and Napo shall (i) indemnify and defend Licensee for such costs and expenses and (ii) execute such documents and perform such acts, at Napo’s expense, as may be reasonably necessary to allow Licensee to continue the prosecution and maintenance of such Napo Mytesi Patent(s) and Product Trademarks.
6.3
Defense of Claims Brought by Third Parties. If a Third Party asserts that a Patent or other right owned by it is infringed by the Commercialization of the Product, Napo shall defend against any such assertions at its cost and expense, provided that Napo shall not enter into any settlement related thereto without the prior written consent of Licensee. Licensee may at its own expense and with its own counsel join any defense brought by Napo; provided, however, that Napo shall pay Licensee's costs and expenses if Licensee joins or is joined as a necessary or indispensable party or provides assistance to Napo in connection with Napo's defense of any such claim.
6.4
Enforcement of Napo Intellectual Property Rights.
6.4.1
Duty to Notify of Competitive Infringement. If any Party learns of (a) an infringement, unauthorized use, misappropriation or threatened infringement, or any other such activity by a Third Party with respect to any Napo IP, or (b) the filing of an application for Regulatory Approval of a generic version of a Product by a Third Party, in each case (a) and (b) in the Territory (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement.
6.4.2
First Right of Licensee. If the Product is the subject of any Competitive Infringement, Licensee shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect thereto by counsel of its own choice, and Napo shall

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have the right, at its own expense, to be represented in that action by counsel of its own choice. If Licensee fails to bring an action or proceeding within a period of sixty (60) calendar days after first being notified of such Competitive Infringement, Napo shall have the right to bring and control any such action by counsel of its own choice, and Licensee shall have the right to be represented in any such action by counsel of its own choice at its own expense.
6.4.3
Share of Recoveries. If one Party brings any such action or proceeding in accordance with this Section 6.4, the other Party agrees to be joined as a party plaintiff where necessary and to give the enforcing Party reasonable assistance and authority to file and prosecute the suit. The costs and expenses of the Party bringing suit under this Section 6.4 and of the other Party if joined by the prosecuting Party shall be borne by the enforcing Party. If Licensee is the enforcing Party, any damages or other monetary awards recovered shall be retained in full by Licensee. If Napo is the enforcing Party, any damages or other monetary awards recovered shall be shared as follows: (a) the amount of any such recovery actually received by Napo shall first be applied to each Parties out-of-pocket costs of such action; and then (b)(i) if the court or other tribunal allocates damages as between the Parties, in accordance with such allocation, or (ii) if no such allocation is made, (A) any remaining proceeds to Licensee which shall be treated as Net Sales and subject to its milestone payment obligations to Napo, or (B) if Licensee has sold the Product and Napo has exercised the Buy-Back Option, the proceeds will be allocated between the Parties based on the applicable volume of sale by each party relating to the period to which the monetary award is applicable with all proceeds to Licensee being treated as Net Sales and subject to its milestone payment obligations to Napo. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 6.4 may be entered into without the consent of the Party not bringing the suit; provided that such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of the Napo Mytesi Patent.
6.4.4
Limitations on Settlements. Notwithstanding anything in this Section 6.4 to the contrary, any rights granted the Third Party under the relevant Patent to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to those rights that the granting Party otherwise has the right to grant.
6.4.5
Other Infringement. Licensee shall retain all rights to pursue an infringement of any Patent solely owned by Licensee that is other than a Competitive Infringement, and Napo shall retain all rights to pursue an infringement of any Patent solely owned by Napo that is other than a Competitive Infringement.
6.5
Trademarks. Licensee and its Affiliates shall market the Mytesi Product solely under the Mytesi Product Trademark and the Canalevia Product solely under the Canalevia Product Trademark.
Article 7

CONFIDENTIALITY
7.1
Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other

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than as provided for in this Agreement any confidential and proprietary information and materials, including Information, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement including trade secrets, know-how, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:
7.1.1
was in the lawful possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party;
7.1.2
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
7.1.3
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;
7.1.4
was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or
7.1.5
is independently discovered or developed by the Receiving Party without the aid, application, or use of the Disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.
7.2
Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (i) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including Licensee’s right to commercialize the Products); or (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining Regulatory Approval, conducting pre-clinical activities or clinical trials, marketing the Product, or otherwise required by law; provided, however, that if a Receiving Party is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it shall, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (iii) in communication with investors, consultants, advisors or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to in writing by the Parties.

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7.3
Press Release; Disclosure of Agreement. On or promptly after the Effective Date, Jaguar shall issue a public announcement of the execution of this Agreement in a form mutually agreed to by Napo and Licensee. Neither Party shall be free to issue any press release or other public disclosure regarding the Agreement or the Parties’ activities hereunder, or any results or data arising hereunder, except with the other Party’s prior written consent, or except as reasonably necessary to comply with all applicable national securities exchange listing requirements or laws, rules or regulations. Licensee acknowledges that Jaguar is a public company and will be required to disclose this Agreement. In addition to the foregoing, Napo and its Affiliates shall be entitled to disclose information that is material consistent with prior disclosure approved by Licensee without the need for additional approval. Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any actual or potential investors, lenders, acquirers, merger partners, and professional advisors. Except as otherwise set forth in this Section, each Party shall give the other Party a reasonable opportunity to review all filings with the United States Securities and Exchange Commission, and any other similar Government Authority describing the terms of this Agreement prior to submission of such filings, and shall give due consideration to any reasonable and timely comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.
7.4
Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 7.
7.5
Clinical Trial Register. Napo shall have the right to publish the results or summaries of results of all clinical trials conducted by it with respect to a Product on Napo’s clinical trial register.

7.6 Prior Confidentiality Agreement. The Parties acknowledge that they have previously exchanged certain confidential or proprietary information pursuant to that certain Confidentiality Agreement between the Parties dated March 7, 2025 (the “Prior CDA”). All Confidential Information disclosed under the Prior CDA shall be deemed “Confidential Information” for purposes of this Agreement and shall be subject to the terms, protections, and use restrictions set forth herein. To the extent any provision of this Agreement provides greater protection for Confidential Information than the Prior CDA, the terms of this Agreement shall govern. The Prior CDA shall remain in effect solely with respect to any obligations that are intended by its terms to survive termination, provided that, in the event of any conflict between the Prior CDA and this Agreement with respect to the treatment of Confidential Information, this Agreement shall control.

Article 8

REPRESENTATIONS AND WARRANTIES
8.1
Representations and Warranties of Both Parties. Each Party hereby represents and warrants, as of the Effective Date, that:

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8.1.1
such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
8.1.2
such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
8.1.3
this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;
8.1.4
the execution, delivery and performance of this Agreement by such Party does not and will not (i) conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, (ii) constitute a default under (iii) result in a violation any Applicable Laws or regulation of any Governmental Authority or other agency having jurisdiction over such Party (iv) give any Third Party the right to terminate or accelerate any obligation under any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, (v) result in the creation of any lien upon the Napo IP, or (vi) require the consent, approval, authorization or exemption of or other action by or notice to or filing with any Government Authority or Third Party;
8.1.5
no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws currently in effect, is or shall be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements;
8.1.6
neither such Party, nor any of its employees, officers, directors, consultants and advisors (a) are currently excluded, debarred, or otherwise ineligible to participate in any government health care programs; (b) has been convicted of a criminal offense related to the provision of healthcare items or services but yet to be excluded, debarred, or otherwise declared ineligible to participate in such health care programs; and (c) is, to such Party’s knowledge, under investigation by any Governmental Authority or otherwise aware of any circumstances which would reasonably be expected to result in it, or any of its Affiliates or their respective employees, officers, directors, consultants and advisors, being excluded from participation in the such health care programs; and
8.1.7
the employees of such Party or its Affiliates that are providing services under this Agreement are under a written obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof.
8.2
Representations and Warranties of Napo. Napo hereby represents, warrants, and covenants to Licensee, as of the Effective Date, that:
8.2.1
Napo is the owner of, or has a license to, the Napo IP free from any Liens;

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8.2.2
Napo has the right to grant all rights and licenses it purports to grant to Licensee with respect to Napo IP under this Agreement;
8.2.3
The Napo Mytesi Patents are valid, subsisting, and enforceable;
8.2.4
Napo has not granted as of the Effective Date, and during the Term shall not grant, any right or license to any Third Party relating to any of Napo IP that would conflict or interfere with any of the rights or licenses granted to Licensee hereunder;
8.2.5
No risk of Nitrosamine formation has been identified by Napo in respect of the Product. There is no Nitrosamine in the active pharmaceutical ingredient or the Product;
8.2.6
There is no pending or, to Napo’s knowledge, threatened litigation, no has Napo received any written notice from a Third Party (a) asserting or alleging that the Napo IP infringes upon the intellectual property rights of such Third Party, (b) asserting or alleging that such Third Party is entitled to an ownership interest in the Napo IP or Product or (c) offering a license or covenant not to sue in connection with the commercialization of the Napo IP or Product;
8.2.7
No outstanding written claim or threat of action has been received by Napo or its Affiliates (and to Napo’s knowledge, there are no allegations or proceedings, pending or threatened), claiming that the grant of the licenses pursuant to this Agreement, or the exploitation of the Napo IP or the Product (including any activities relating to the development of the Product by Napo) has infringed, is infringing or would be likely to infringe, any valid and subsisting intellectual property rights of any Third Party;
8.2.8
As of the Effective Date, there are no proceedings, pending or threatened in writing, or to Napo’s knowledge, pending, which challenge Napo’s exclusive ownership, the validity or the enforceability of the Napo IP;
8.2.9
As of the Effective Date, all registrations and filings necessary to preserve the rights in the Napo Patents have been made and are in good standing and all applicable fees have been paid on or before the due date for payment;
8.2.10
Within the three (3) years preceding the Effective Date, Napo has not received written notice of any claim or threatened claim from any Person (including any employee of Napo or any of its Affiliates) claiming compensation in respect of Napo’s or its Affiliates’ ownership, use or exploitation of any Napo IP;
8.2.11
The Napo Mytesi Patents represent all patents relating to the Commercialization of the Mytesi Product in the Field in the Territory and the Canalevia Product in the Territory, as of the Effective Date;
8.2.12
Neither Napo nor any of its Affiliates own or control any Patents for the Canalevia Product except for patent W0 2012/101008 A1, which is a Napo Mytesi Patent and is described on Exhibit A;

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8.2.13
Neither Napo nor any of its Affiliates own or control any intellectual property (including Napo IP) which is useful or necessary for Licensee to Commercialize the Product(s) in the Territory that is not licensed to Licensee under both Section 4.1 and Section 10.4.2;
8.2.14
Except in connection with commercial lending arrangements, neither Napo nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that conflicts with, or limits the scope of, any of the rights or licenses granted to Licensee hereunder or that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of Licensee’s rights under this Agreement;
8.2.15
In respect of the Product, Napo, its Affiliates and, to its knowledge, their contractors have gathered, generated, prepared, processed, maintained and retained all data and information that is required to be generated, maintained or retained pursuant to and in accordance with (and have conducted all development activities accordance with) with good laboratory practice and Applicable Laws;
8.2.16
Napo has not withheld from Licensee or any Regulatory Authority any material adverse information relating to the safety or efficacy of the Product, and Napo is not aware of any scientific or technical facts or circumstances that would adversely affect the safety or efficacy of the Product;
8.2.17
Other than the Third Party MSAs and the services provided under the Charles River SOWs there are no third party manufacturing and supply agreements that are critical to the manufacture and supply of the Product, and Napo is not in default under any Third Party MSA or any of its agreements with Charles River Laboratories, Inc.;
8.2.18
Napo has the capacity and resources to supply the Product as contemplated under this Agreement and the Supply Agreement;
8.2.19
Napo has and shall maintain the necessary know-how, procedures and personnel to have manufactured and Supply the Product in accordance with the terms of this Agreement;
8.2.20
Napo shall be responsible for any returns and Rebates for Products sold prior to the Effective Date and for Rebates of Products sold within thirty (30) days of the Effective Date (provided that Product sales between Licensee and its Affiliates shall be excluded). Schedule 8.2.20 sets forth an estimate of all Rebates that Napo has accrued for as of the Effective Date; and
8.2.21
There are no known government investigations, legal claims, judgments or settlements against or owed by Napo or any of its Affiliates, or pending or, to Napo’s knowledge, threatened, government investigations, legal claims or litigation, in each case relating to a breach or alleged breach of applicable Laws with respect to the commercialization of the Product.
8.3
Representations and Warranties of Licensee. Licensee hereby represents, warrants, and covenants to Napo, as of the Effective Date, that:
8.3.1
Future Pak owns one hundred percent (100%) of the issued and outstanding equity interests of Licensee;

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8.3.2
Licensee shall be responsible for returns of Products sold on and after the Effective Date and for Rebates for Products sold commencing thirty-one (31) days after the Effective Date;
8.3.3
Licensee shall pay to Napo all passthrough costs, fees and expenses incurred by Napo on behalf of Licensee under this Agreement, the Supply Agreement and all other documents ancillary hereto or thereto, including without limitation all fees and expenses related to Rebates for Products sold commencing thirty-one (31) days after the Effective Date as a result of Licensee Commercialization under Napo’s NDC. Provided that Napo timely provides Licensee with full details and evidence that substantiate such Rebates relate to Products sold thirty-one (31) days following the Effective Date and thereafter, Licensee shall Pay Napo within fifteen (15) days of receipt of an applicable invoice from Napo for such costs, fees and/or expenses.
8.3.4
There are no known government investigations, legal claims, judgments or settlements against or owed by Licensee or any of its Affiliates, or pending or, to Licensee’s knowledge, threatened, government investigations, legal claims or litigation, in each case relating to a breach or alleged breach of applicable Laws that will or are reasonably likely to adversely impact Licensee’s (and its Affiliate’s) Commercialization of the Products; and
8.3.5
After giving effect to the transactions contemplated by this Agreement, the Supply Agreement, the Quality Agreement and any other agreements between the parties hereto or thereto (i) the fair value of the assets of each of Licensee is greater than the then total amount of liabilities, including contingent liabilities, of such company, (ii) Licensee is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which its property would constitute unreasonably small capital, and (iii) Licensee or its Affiliates have sufficient cash to pay the Holdback Amount and any milestone payments that may become due under Section 5.2.1.
8.4
Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
Article 9

INDEMNIFICATION; INSURANCE
9.1
Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Napo, and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses including, but not limited to, the reasonable fees of attorneys and other professionals (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:
9.1.1
the negligence, recklessness or wrongful intentional acts or omissions of Licensee and/or its Affiliates and its or their respective directors, officers, employees and agents, in

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connection with Licensee’s performance of its obligations or exercise of its rights under this Agreement;
9.1.2
any breach of this Agreement by Licensee (or its Affiliates or contractors), including any breach of any representation or warranty or express covenant made by Licensee under this Agreement; or
9.1.3
the marketing, commercialization and sale by Licensee or its Affiliate of the Product,

except, in each case above, to the extent such Claim is caused by the gross negligence or intentional misconduct of Napo or its Affiliates.

9.2
Indemnification by Napo. Napo shall indemnify, defend and hold harmless Licensee and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:
9.2.1
the negligence, recklessness or wrongful intentional acts or omissions of Napo and/or its Affiliates and/or its and their respective directors, officers, employees and agents, in connection with Napo’s performance of its obligations or exercise of its rights under this Agreement;
9.2.2
any breach of any representation, warranty or covenant made by Napo this Agreement;
9.2.3
the research or development conducted by or on behalf of Napo hereunder;
9.2.4
any Liens or USPTO Filings related to the Napo Mytesi Patents or Indebtedness associated with such Liens or USPTO Filings,

except, in each case above, to the extent such Claim is caused by the gross negligence or intentional misconduct of Licensee of its Affiliates.

9.3
Procedure. In the event that any person (an “Indemnitee”) entitled to indemnification under Section 9.1 or Section 9.2 is seeking such indemnification, such Indemnitee shall (i) inform, in writing, the indemnifying Party of the Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim (it being understood and agreed, however, that the failure or delay by an Indemnitee to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the indemnifying Party shall have been prejudiced as a result of such failure or delay to give notice), (ii) permit the indemnifying Party to assume direction and control of the defense of the Claim, (iii) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the Claim, and (iv) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the Claim(s). The indemnifying Party shall not settle or compromise any Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.
9.4
Insurance. During the Term and for one (1) year thereafter, each Party shall procure and maintain insurance, including general liability insurance and product liability insurance, adequate

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to cover its obligations under this Agreement and which are consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under Section 9.3. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal, or material change in such insurance which materially adversely affects the rights of the other Party hereunder.
9.5
LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 7, IN THE EVENT OF FRAUD OR INTENTIONAL MISCONDUCT OR FOR CLAIMS OF A THIRD PARTY WHICH ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 9, NEITHER NAPO NOR LICENSEE, NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.
9.6
Right to Offset. Licensee shall have the right to offset any indemnification claim or any other amount due under this Agreement or any indemnification claim under the Supply Agreement that is due by Napo or any of its Affiliates, as the case may be, against any other amount that Licensee may owe any such parties under this Agreement (including, but not limited to any milestone payment owed pursuant to Section 5.2, or any amount that may become payable by Licensee to Napo following an Insolvency event pursuant to Section 3.4.4) other than the Holdback Amount. Any dispute arising under this Section 9.6 shall be resolved in accordance with Sections 11.1 and 11.2 of this Agreement. This offset remedy is not exclusive, but is cumulative with all other remedies of Licensee and does not in any way limit any liability of the Napo to Licensee under this Agreement or otherwise.
9.7
Napo Mytesi Patents. Napo represents that it is not aware of any recorded UCC-1 financing statement purporting to record a Lien on any Napo Mytesi Patents. Napo agrees to use its commercially reasonable efforts to request the release, withdrawal, correction, or discharge, as applicable, of the USPTO filings by Kingdon Capital Management, L.L.C. and associated with the Napo Mytesi Patents within forty-five (45) days of the Effective Date.
Article 10

TERM AND TERMINATION
10.1
Term; Expiration. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 10, shall expire in its entirety (except as otherwise set forth in this Article 10) upon the written notice from Licensee to Napo that Licensee desires to terminate this Agreement; provided, however, in the event Napo

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exercises the Buy-Back Option, this Agreement shall terminate upon the expiration of all payment obligations under this Agreement, including without limitation both the milestone payment obligations of Licensee and the Buy-Back Option payment obligation of Napo. The period from the Effective Date until the date of expiration or earlier termination of this Agreement in its entirety is referred to herein as the “Term.”
10.2
Termination for Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement, then the Non-Breaching Party may deliver notice of such breach to the Breaching Party. If the Breaching Party fails to cure such breach, or take such steps as would be considered reasonable to effectively cure such breach, within a thirty (30)-day period after delivery of such notice, the Non‑Breaching Party may terminate this Agreement upon written notice to the Breaching Party. Furthermore, if Licensee’s Affiliate is in breach of the Supply Agreement, but only due to a breach caused by Licensee’s or its Affiliate’s non-payment of any amounts due and owing thereunder (after taking into account any applicable cure periods thereunder), Napo may terminate this Agreement upon written notice to Licensee. For the avoidance of doubt, upon the occurrence of sub-clause (a) of the Definition of “Insolvency Event”, such occurrence shall be deemed a material breach of this Agreement and Napo shall have no cure period for such breach.
10.3
Termination for Bankruptcy.
10.3.1
In addition to the remedies set forth in Section 2.1.3 of this Agreement, either Party may terminate this Agreement, if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party makes a general assignment for the benefit of creditors or proposes a written agreement of composition or extension of substantially all of its debts or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors, in each case that is not dismissed or discharged within ninety (90) calendar days.
10.3.2
All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.
10.4
Effect of Termination or Expiration.
10.4.1
Upon Expiration or Termination following exercise of the Buy-Out Option. Following the expiration of the Term pursuant to Section 10.1 or termination as a result of Napo’s exercise of the Buy-Out Option, subject to the terms and conditions of this Agreement, Napo (and/or its Affiliates) shall hold all rights with respect to the Products, including without limitation a fully-paid and royalty-free right to continue to develop, have developed, manufacture, have manufactured, make, have made, use, and to sell, offer for sale, have sold, promote, distribute, import, export and otherwise commercialize the Products in the Field in the Territory, for so long as it continues to do so.

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10.4.2
Upon Termination by Licensee for Cause or Bankruptcy.

Napo hereby grants, and agrees to grant, to Licensee (i) a perpetual exclusive license (except as to Napo and its Affiliates solely for the Specified Napo IP Uses), with the right to grant sublicenses, under the Napo Mytesi Patents, (ii) a perpetual exclusive license (except as to Napo and its Affiliates solely for the Specified Napo IP Uses), with the right to grant sublicenses, under the Mytesi Product Trademark, (iii) a perpetual exclusive license (except as to Jaguar and its Affiliates solely for the Specified Trademark Uses), with the right to grant sublicenses, under the Canalevia Product Trademark, (iv) a perpetual non-exclusive license (except as to Napo and its Affiliates solely for the Specified Trademark Uses), with the right to grant sublicenses, under the Napo IP, in each case, to sell, offer for sale, have sold, promote, distribute, and otherwise Commercialize, and (v) the Mytesi Product in the Field in the Territory and the Canalevia Product in the Territory, in each case, and including the right to manufacture and have manufacture such products worldwide for sale in the Territory, subject to Licensee’s payment obligations under this Agreement, including under Article 5; provided that Licensee will not utilize such rights granted to it under this Section 10.4.2(a) until and if this Agreement is terminated by Licensee under Section 10.2 or Section 10.3.

10.4.3
Upon Termination by Napo for Cause or Licensee Bankruptcy. In the event of a termination of this Agreement by Napo, pursuant to Section 10.2 or 10.3, the Term shall terminate, all of Napo’s obligations hereunder shall immediately terminate and no longer be of any force or effect, and all rights granted by Napo to Licensee hereunder shall immediately revert to Napo.
10.4.4
Documentation and Regulatory Filings. Upon termination of this Agreement by Licensee pursuant to Section 10.2 or 10.3 or a rejection of this Agreement by Napo in the event of a Napo bankruptcy, Napo shall, to the extent permitted by Applicable Law, promptly take such steps as set forth in Section 16.4 of the Supply Agreement necessary for the continued manufacture and supply of the Product. Following the Effective Date, in addition to the required actions set forth in Section 2.1.3 of this Agreement, Napo shall take all actions reasonably necessary to effect such possible future assignment, including obtaining any required consents from Third Parties. Upon termination of this Agreement by Napo pursuant to Section 10.2 or 10.3 or upon Napo’s exercise of the Buy-Back Option, Licensee shall, at Napo’s discretion, exclusively license or assign and deliver to Napo all relevant documents and regulatory filings pertaining to the commercialization of the Product by Licensee hereunder, and which is necessary or useful for commercialization of the Product in the Territory.
10.5
Accrued Rights; Surviving Provisions of the Agreement.
10.5.1
Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including the payment obligations under Article 5 hereof and any and all damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.
10.5.2
The provisions of Articles 7 and 9 and 10, as well as any applicable definitions in Article 1, shall survive the termination or expiration of this Agreement for any reason, in

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accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely.
Article 11

miscellaneous
11.1
Dispute Resolution. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, either Party shall have a right to refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Parties are unable resolve a given dispute pursuant to this Section 11.1 within sixty (60) calendar days of referring such dispute to the Executive Officers, either Party may have the given dispute settled pursuant to Section 11.2.
11.2
Dispute Resolution. Any legal action or proceeding concerning the validity, interpretation and enforcement of this Agreement, matters arising out of or related to this Agreement or its making, performance or breach, and all related matters will be brought exclusively in the state or federal courts located in New Castle County, Delaware. Each of Licensee and Napo hereby submits to the exclusive jurisdiction of such courts and waive any objection to the propriety or convenience of such venues.
11.3
Intended Tax Treatment. For U.S. federal income tax purposes, and all applicable state and local tax purposes, this Agreement shall be treated as a license of the Napo IP (and for the avoidance of doubt, not as the sale of the Napo IP). The Parties shall file all tax returns consistent with such treatment as agreed between the Parties, and except as required by a “determination” (within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended), shall not take any action inconsistent therewith.
11.4
Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to conflicts of laws principles, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which shall be determined in accordance with the laws of the country in which such patent was issued.
11.5
Assignment. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed; except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, and further provided that such assignment to an Affiliate does not increase the other Party’s tax payment obligations relative to those it would have prior to such assignment, including for example by increasing withholding taxes on amounts payable to such other Party, or (b) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party to which this Agreement relates, without the prior consent of the non-assigning Party but with written notice to such non-assigning Party. This Agreement shall bind and inure to the benefit of the successors

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and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 11.5 shall be null and void.
11.6
Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including acts of nature; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Licensee or Napo, as the case may be, shall promptly notify the other Parties of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) calendar days, after which time Licensee or Napo, the Party not affected by the force majeure, may terminate this Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.
11.7
Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Licensee, addressed to:

Woodward Specialty LLC

c/o Future Pak, LLC

47220 Cartier Dr., Suite A

Wixom, MI 48377

Attention: Chief Executive Officer

with a copy to: Honigman LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226

Attention: Nicholas Pedersen and Nick Gorga

Email: npedersen@honigman.com; ngorga@honigman.com

If to Napo, addressed to:

Napo Pharmaceuticals, Inc.
200 Pine Street, Suite 400
San Francisco, CA 94104
Attention: Chief Executive Officer
Email:lconte@napopharma.com

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with a copy to:

Jaguar Health, Inc.
200 Pine Street, Suite 400
San Francisco, CA 94104
Attention: General Counsel
Email: jwolin@jaguar.health

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

11.8
Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it shall not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.
11.9
Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.
11.10
Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
11.11
Entire Agreement. This Agreement, together with the Exhibits hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

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11.12
Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.
11.13
Headings; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. Further, in this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.
11.14
Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.
11.15
Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, administrators and permitted assigns.
11.16
Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.
11.17
Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Exhibit hereto, the terms of this Agreement shall control. The Parties understand and agree that the Exhibits hereto are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Term, as appropriate and in accordance with the provisions of this Agreement.
11.18
Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

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IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their duly authorized representatives.

Napo Pharmaceuticals, Inc.

By: /s/ Lisa Conte

Name: Lisa Conte

Title: President & CEO

Dated: January 12, 2026

Solely for the purposes of Section 4.1 and Article 6:

Jaguar Health, Inc.

By: /s/ Lisa Conte

Name: Lisa Conte

Title: President & CEO

Dated: January 12, 2026

[Additional Signature page to License Agreement between Napo and Woodward]

Woodward Specialty LLC

By: /s/ David Risk

Name: David Risk

Title: Authorized Signatory

Dated: January 12, 2026

Solely for the purposes of Section 5.2:

Future Pak, LLC

By: /s/ David Risk

Name: David Risk

Title: Authorized Signatory

Dated: January 12, 2026

Exhibit A

Napo Mytesi Patents

Title	Patent Number
METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA	U.S. 8,962,680
METHODS AND COMPOSITIONS FOR TREATING HIV-ASSOCIATED DIARRHEA	U.S. 9,585,868
Process for the Production of Proanthocyanidin Polymeric Composition	W0 2012/101008 A1[1]
All other patents and patent applications owned or Controlled by Napo relating to the Mytesi Product in the Field in the Territory.

1 W0 2012/101008 A1 published under the World Intellectual Property Organization system that covers the production of crofelemer in India, Russia, South Africa, Brazil, and Venezuela (filed and pending). The expiration date is 1/17/2032.

Exhibit B

Additional Indications

1.
[****];

2.
[****]; and

3.
[****].

Schedule 8.2.20

[****]